UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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FIRST COMMUNITY BANCSHARES, INC.

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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Annual Meeting of Stockholders April 28, 2009

Notice of 2009 Annual Meeting of Stockholders
PROXY STATEMENT Annual Meeting of Stockholders To Be Held on Tuesday, April 28, 2009
1. ELECTION OF DIRECTORS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
NONQUALIFIED DEFERRED COMPENSATION
PENSION BENEFITS
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
DIRECTOR COMPENSATION
2. RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
3. ADVISORY VOTE ON THE CORPORATION’S NAMED EXECUTIVE OFFICER COMPENSATION
OTHER MATTERS
ANNUAL REPORTS
2010 ANNUAL MEETING STOCKHOLDERS’ PROPOSALS
APPENDIX A AUDIT COMMITTEE CHARTER

First Community Bancshares, Inc.
One Community Place
Bluefield, Virginia 24605-0989

Notice of 2009
Annual Meeting of Stockholders

To the Stockholders of First Community Bancshares, Inc.:

The Annual Meeting of Stockholders of First Community Bancshares, Inc. (“the Corporation”) will be held at Fincastle Country Club, located at 1000 Country Club Drive, Bluefield, Virginia at 11:30 a.m. local time on Tuesday, April 28, 2009, for the purpose of considering and voting upon the following items as more fully discussed herein:

1. The election of three directors to serve as members of the Board of Directors, Class of 2012.

2. The ratification of Dixon Hughes PLLC as the Corporation’s independent registered public accountants.

3. To approve, on a non-binding advisory basis, the Corporation’s named executive officer compensation; and

4. The transaction of such other business as may properly come before the meeting, or any adjournment thereof. At this time, the Board of Directors knows of no other business to come before this Annual Meeting.

Only stockholders of record at the close of business on March 10, 2009 are entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof.

By Order of the Board of Directors

Robert L. Buzzo, Secretary

March   , 2009

IMPORTANT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 28, 2009.

The proxy materials for this Annual Meeting of Stockholders of First Community Bancshares, Inc., including the proxy statement and annual report, are available over the Internet at
http://bnymellon.mobular.net/bnymellon/fcbc.

WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT TO US. YOU MAY VOTE BY THE FOLLOWING METHODS:

1.	By telephone: (866) 540-5760 until 11:59 p.m. eastern daylight time on April 27, 2009; or

2.	On the internet at http://www.proxyvoting.com/fcbc until 11:59 p.m. eastern daylight time on April 27, 2009; or

3.	Complete, sign and return the enclosed proxy as promptly as possible whether or not you plan to attend the meeting. An addressed return envelope is enclosed for your convenience. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

PROXY STATEMENT
Annual Meeting of Stockholders
To Be Held on Tuesday, April 28, 2009

The Board of Directors of First Community Bancshares, Inc. (the “Corporation”) solicits the enclosed proxy for use at the Annual Meeting of Stockholders of the Corporation (the “Annual Meeting”), which will be held on Tuesday, April 28, 2009, at 11:30 a.m. local time at Fincastle Country Club, 1000 Country Club Drive, Bluefield, Virginia and at any adjournment thereof.

The expenses of the solicitation of the proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the notice, Proxy Statement and return envelopes, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees or fiduciaries for forwarding such documents to beneficial owners, will be paid by the Corporation. In addition to the mailing of the proxy material, solicitation may be made in person, by telephone or by other means by officers, directors or regular employees of the Corporation.

This Proxy Statement and the proxies solicited hereby are being first sent or delivered to stockholders of the Corporation on or about March   , 2009.

Voting

Shares of common stock (par value $1.00 per share) (“Common Stock”) represented by proxies in the accompanying form, which are properly executed and returned to the Corporation, will be voted at the Annual Meeting in accordance with the stockholder’s instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of the nominees as described herein under “Election of Directors”, FOR ratification of Dixon Hughes PLLC as the Corporation’s independent registered public accountants, and FOR approval, on a non-binding advisory basis, of the Corporation’s named executive officer compensation.

Any stockholder has the power to revoke his proxy at any time before it is voted. A proxy may be revoked at any time prior to its exercise by the filing of written notice of revocation with the Secretary of the Corporation, by delivering to the Corporation a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the Annual Meeting.

The Board of Directors has fixed March 10, 2009 as the record date for stockholders entitled to notice of and to vote at the Annual Meeting. Shares of Common Stock outstanding on the record date are entitled to be voted at the Annual Meeting and the holders of record will have one vote for each share so held in the matters to be voted upon by the stockholders. Stockholders of the Corporation do not have cumulative voting rights.

The presence in person or by proxy of a majority of the shares of the Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions are considered in determining the presence of a quorum. Directors are elected by a plurality of the votes cast at a stockholders’ meeting with a quorum present. The three persons who receive the greatest number of votes of the holders of Common Stock represented in person or by proxy at the Annual Meeting will be elected directors of the Corporation. Approval of the ratification of the independent registered public accountants requires that the number of votes cast in favor of the proposal exceeds the number of votes cast against. Advisory approval of the Corporation’s executive compensation program requires that the number of votes cast in favor of the proposal exceeds the number of votes cast against. Abstentions and broker non-votes will have no effect on the election of directors, the ratification of the independent registered public accountants or the advisory approval of the Corporation’s named executive officer compensation. A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

As of the close of business on March 10, 2009 the outstanding shares of the Corporation consisted of (i)            shares of Common Stock, and (ii) 41,500 shares of the Corporation’s Fixed Rate Cumulative Perpetual Stock, Series A (the “Series A Preferred Stock”). The shares of Series A Preferred Stock are not entitled to vote on the matters described in this proxy statement for consideration at the Annual Meeting. For more information on the Series A Preferred Stock, see “Troubled Asset Relief Program (“TARP”) and Capital Purchase Program (“CPP”) on page 17 of this proxy statement.

1. ELECTION OF DIRECTORS

The Corporation’s Board of Directors is comprised of nine directors, including eight non-employee directors, currently divided into three classes with staggered terms. The current class of directors is elected for a three-year term. All directors have been determined to be independent by the Board of Directors except for Mr. John M. Mendez, who is employed by the Corporation as President and Chief Executive Officer.

The nominees for the Board of Directors to serve until the Annual Meeting of Stockholders in 2012 are set forth below. All nominees are currently serving on the Corporation’s Board of Directors. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. All nominees named herein have consented to be named and to serve as directors if elected.

No director or executive officer of the Corporation is related to any other director or executive officer of the Corporation by blood, or marriage or adoption, except for Mr. Stafford who is the father of Mr. Stafford, II.

			Director of
			Corporation	Class of
Name	Age	Principal Occupation and Employment Last Five Years; Principal Directorships and Committee Memberships	Since	Directors

I. Norris Kantor	79	Of Counsel, Katz, Kantor & Perkins Attorneys-at-Law; Director of Mercer Realty, Inc., a real estate management company; Director, First Community Bank, N. A.; Member, Governance & Nominating Committee; Member of Bank Loan Committee and Trust Committee; Chairman of Bank Compliance Committee.	1989	2012
A. A. Modena	80	Retired Executive Vice President and Secretary of the Corporation; Director, First Community Bank, N. A.; Member of Compensation Committee and Executive Committee; Chairman of Governance and Nominating Committee and Chairman of Bank Trust Committee; Director, Investment Planning Consultants, Inc.; Former President of The Flat Top National Bank of Bluefield and Executive Vice President of its Trust and Financial Services Division.	1989	2012
William P. Stafford, II	45	Attorney, Brewster, Morhous, Cameron, Caruth, Moore, Kersey & Stafford, PLLC; Chairman of the Board of First Community Bank, N. A.; Chairman of the Compensation Committee and Member of Executive Committee; Chairman of the Bank Loan Committee and Member of Bank Trust Committee; Chairman of the Board of Investment Planning Consultants, Inc.; Director, GreenPoint Insurance Group.	1994	2012

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE
NOMINEES FOR DIRECTOR.

Continuing Directors

The following persons will continue to serve as members of the Board of Directors until the Annual Meeting of Stockholders in the year of the expiration of their designated terms. The name, age, principal occupation and certain biographical information for each continuing director are presented below:

			Director of
			Corporation	Class of
Name	Age	Principal Occupation and Employment Last Five Years; Principal Directorships and Committee Memberships	Since	Directors

Franklin P. Hall	70	Senior Partner, Hall and Hall Family Law Firm; Member, Virginia House of Delegates; Former Chairman, The Commonwealth Bank; Director, First Community Bank, N. A.; Member of Audit Committee and Bank Loan Committee and Trust Committee.	2007	2011
Allen T. Hamner	67	Professor Emeritus of Chemistry, West Virginia Wesleyan College; Director, First Community Bank, N. A.; Member of Audit Committee, Compensation Committee, Governance and Nominating Committee, and Executive Committee.	1993	2009
Richard S. Johnson	58	President and Chief Executive Officer, The Wilton Companies; Director, Fidelity Group, LLC; Director, First Community Bank, N. A.; Member of Audit Committee; Member of Bank Investment Committee.	2008	2010
John M. Mendez	54	President and Chief Executive Officer of the Corporation since June 2000; Director, Chief Executive Officer, First Community Bank, N. A. since 2007; Executive Vice President, First Community Bank, N. A. June 2000 to April 2007; Director, GreenPoint Insurance Group.	1994	2010
Robert E. Perkinson, Jr.	61	Acting Executive Director, Bluefield Sanitary Board for the City of Bluefield, W.Va February 1, 2007 to February 15, 2009; Former Mayor of City of Bluefield, W.Va.; Past Vice President-Operations, MAPCO Coal, Inc., Permac, Inc., Race Fork Coal Corporation, and South Atlantic Coal, Inc., (all coal mining operations); Director, First Community Bank, N. A.; Chairman of Audit Committee; Member of Bank Loan Committee.	1994	2011
William P. Stafford	75	President, Princeton Machinery Service, Inc. (a machinery manufacturing and repair company); Chairman of the H. P. & Anne S. Hunnicutt Foundation; Chairman of the Board of the Corporation; Director and Vice Chairman, First Community Bank, N. A.; Chairman of Executive Committee; Member of Bank Loan Committee.	1989	2011

Executive Officers who are not Directors

The name, age, principal occupation and certain biographical information for each continuing executive officer are presented below:

			Officer of
		Principal Occupation and Employment Last Five Years;	Corporation
Name	Age	Principal Directorships	Since

Robert L. Buzzo	58	President and Director of First Community Bank, N. A. since June 2000; Vice President and Secretary of the Corporation since June 2000; past Chief Executive Officer of First Community Bank — Bluefield, a division of First Community Bank, N. A. from October 1994 to June 2000; Director, Investment Planning Consultants, Inc.	2000
E. Stephen Lilly	50	Chief Operating Officer of the Corporation since June 2000; Senior Vice President and Chief Operating Officer of First Community Bank, N. A. since June 2000; Director, Investment Planning Consultants, Inc.	2000
David D. Brown	34	Chief Financial Officer of the Corporation since May 2006; Senior Vice President-Finance of First Community Bank, N. A. since May 2006; past Financial Reporting Coordinator of the Corporation from April 2005 to May 2006; past Corporate Auditor and Audit Manager of United Bankshares, Inc. from September 1999 to April 2005.	2005

Beneficial Ownership of Common Stock by Certain Beneficial Owners and Management

The following table sets forth, as of March 10, 2009, certain information as to the Common Stock beneficially owned by (i) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), who or which was known to the Corporation to be the beneficial owner of more than 5% of the issued and outstanding Common Stock; (ii) directors and executive officers of the Corporation and its major subsidiaries; and (iii) all directors and executive officers of the Corporation as a group. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the Common Stock shown as beneficially owned by them.

	Amount and
	Nature
	of Beneficial	Percent of
Name and Address of Beneficial Owner or	Ownership as of	Common
Number of Persons in Group	March 10, 2009	Stock

The H. P. & Anne S. Hunnicutt Foundation(1) P.O. Box 309, Princeton, WV 24740	1,222,100	10.56%
The Corporation’s Directors and Executive Officers:
David D. Brown(2)	6,336	*
Robert L. Buzzo(3)	50,901	*
Franklin P. Hall(4)	35,405	*
Allen T. Hamner(5)(6)	19,025	*
Richard S. Johnson(5)	6,150	*
I. Norris Kantor	27,700	*
E. Stephen Lilly(7)	28,888	*
John M. Mendez(8)	60,493	*
Gary R. Mills(9)	12,204	*
A. A. Modena(5)	29,150	*
Robert E. Perkinson, Jr.(5)(10)	41,067	*
William P. Stafford(11)	247,358	2.14%
William P. Stafford, II	154,375	1.33%
All Directors and Executive Officers as a Group (Thirteen Persons)	719,052	6.14%

*	Represents less than 1% of the outstanding shares.

(1)	The H. P. and Anne S. Hunnicutt Foundation (“Foundation”) is a charitable, tax-exempt, private foundation. The Foundation was created by the family of two directors, William P. Stafford and William P. Stafford, II. Neither director holds beneficial ownership of the shares held by the Foundation.

(2)	Includes 336 shares allocated to Mr. Brown’s Employee Stock Ownership and Savings Plan (“KSOP”) account. 1,000 shares have been pledged as security by Mr. Brown.

(3)	Includes 15,995 shares allocated to Mr. Buzzo’s KSOP account. Also includes 34,586 shares issuable upon exercise of currently exercisable options granted under the 1999 Stock Option Plan.

(4)	Includes 4,338 shares issuable upon exercise of currently exercisable options granted under the CommonWealth Bank Option Plan. Also includes 29,332 shares held jointly by Mr. Hall and his wife, and 760 shares held by Mr. Hall’s wife.

(5)	Includes 6,050 shares issuable upon exercise of currently exercisable options granted under the Directors’ Option Plan.

(6)	Includes 4,712 shares held by Mr. Hamner’s wife.

(7)	Includes 2,979 shares allocated to Mr. Lilly’s KSOP account. Also includes 23,728 shares issuable upon exercise of currently exercisable options granted under the 1999 Stock Option Plan.

(8)	Includes 18,870 shares allocated to Mr. Mendez’s KSOP account. Also includes 40,307 shares issuable upon exercise of currently exercisable options granted under the 1999 Stock Option Plan. In addition, 1,151 shares have been pledged as security by Mr. Mendez.

(9)	Includes 2,763 shares allocated to Mr. Mills’ KSOP account. Also includes 8,690 shares issuable upon exercise of currently exercisable options granted under the 1999 Stock Option Plan.

(10)	Includes 2,424 shares held by the Robert E. Perkinson, Sr. Trust, 5,138 shares held by the Robert E. Perkinson, Jr. Trust in which Mr. Perkinson is deemed to share beneficial ownership and 5,938 shares held as agent for Mr. Perkinson’s wife. Mr. Perkinson is co-trustee of the Robert E. Perkinson, Sr. Trust and holds a remainder interest therein with two of his siblings, and he is co-trustee and sole beneficiary of the Robert E. Perkinson, Jr. Trust. In addition, 9,138 shares have been pledged as security by Mr. Perkinson.

(11)	Includes 43,905 shares held by Stafford Farms LLC as to which Mr. Stafford is deemed to share beneficial ownership. Also includes 162,632 shares held jointly by Mr. Stafford and his wife, and 1,901 shares held by Mr. Stafford’s wife.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Corporation’s officers, directors and persons who own more than 10% of the Corporation’s capital stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”) and the National Association of Securities Dealers, Inc. The Reporting Persons are required by regulation to furnish the Corporation with copies of all forms they file pursuant to Section 16(a) of the Exchange Act.

Based solely on review of the copies of such forms furnished to the Corporation, or written representations from its officers and directors, the Corporation believes that during, and with respect to, fiscal year 2008 the Corporation’s officers and directors complied in all respects with the reporting requirements promulgated under Section 16(a) of the Exchange Act.

CORPORATE GOVERNANCE

Meeting Attendance

The Board of Directors held thirteen meetings during 2008. All directors attended at least 75% of all meetings of the Board and any committee of which they were members. Directors are encouraged to attend annual meetings of the Corporation’s stockholders. All directors with the exception of William P. Stafford attended last year’s Annual Meeting.

Communications with the Board of Directors

Stockholders may communicate with the Board of Directors by sending a letter to the First Community Bancshares, Inc. Board of Directors, c/o Corporate Secretary, First Community Bancshares, Inc., P.O. Box 989, Bluefield, Virginia 24605-0989. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit your correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.

Board Committees

Audit Committee

The Board of Directors of the Corporation maintains an Audit Committee, which consists of Chairman Perkinson and Messrs. Hamner, Hall and Johnson, all non-employee members of the Board. Each Audit Committee member is independent under the NASDAQ Global Select listing standards as well as the Sarbanes-Oxley Act of 2002. The Audit Committee held nine meetings during 2008. Under its Board-approved charter, the Audit Committee reviews and acts on reports to the Board with respect to various auditing and accounting matters, the scope of the audit procedures and the results thereof, the internal accounting and control systems of the Corporation, the nature of service performed for the Corporation by, the appointment of and fees to be paid to, and the performance of the Corporation’s independent registered public accounting firm. The Committee also reports to the Board of Directors regarding activities and services performed by internal auditors, and on the accounting practices of the Corporation.

In 2003, the Board of Directors designated Mr. B. W. Harvey as the Audit Committee’s Financial Expert, based upon his qualifications and experience. Mr. Harvey capably fulfilled this Financial Expert role until his untimely death on December 8, 2007. Following Director Harvey’s death, the Audit Committee, in conjunction with the Governance and Nominating Committee (“the Committees”), reviewed the composition of the board and determined that the board would be best served by a search for a new board member to serve in the role of Audit Committee Financial Expert. Over the course of the next ten months, the Committees reviewed candidates to serve in this capacity. On October 28, 2008, the Committees nominated Richard S. Johnson for board membership and service as Financial Expert on the Corporation’s Audit Committee. On October 28, 2008, Mr. Johnson was duly appointed by the Board to fill the unexpired term of B. W. Harvey and he was also appointed to the Corporation’s Audit Committee. The Audit Committee, in turn, designated Mr. Johnson as the Committee’s Financial Expert in the Audit Committee Meeting on January 27, 2009.

All members of the Audit Committee are independent and none have ever participated in the preparation of the financial statements of the Corporation or any subsidiary. All members of the Audit Committee can read and understand fundamental financial statements, including the Corporation’s balance sheet, income statement and cash flow statement. The 2008 Report of the Audit Committee is presented beginning on page 9 of this Proxy Statement. The Audit Committee reviewed and re-affirmed its Charter on February 24, 2009. The full text of the Audit Committee Charter is included as Appendix A to this proxy statement.

Compensation and Retirement Committee

The Compensation and Retirement Committee, which operates under a Board-approved charter, consists of Chairman Stafford, II and Messrs. Hamner and Modena, all of whom are independent. The Compensation and Retirement Committee is responsible for the review and consideration of the form and amount of compensation and contractual employment terms of the President and Chief Executive Officer (“CEO”) of the Corporation as well as other executive officers and the review of stock-based compensation plans and various non-qualified compensation and retirement programs maintained by the Corporation.

Other responsibilities of the Compensation and Retirement Committee include the development of proposed contractual terms of employment and establishment of a framework for a competitive compensation package for the CEO and long-term compensation programs for all executive officers that adequately reward performance. In carrying out its responsibilities, the Compensation and Retirement Committee considers: i) the need to retain competent and effective management personnel; ii) past performance of the CEO and other executive officers as measured against predetermined goals and objectives; and iii) the achievement of overall corporate goals.

The Compensation Discussion and Analysis regarding compensation matters is presented beginning on page 10 of this Proxy Statement, and the 2008 Report of the Compensation and Retirement Committee is presented on page 8 of this Proxy Statement. In addition, the Corporation’s Compensation and Retirement Committee charter is available at the Corporation’s website, www.fcbinc.com.

Executive Committee

The Board of Directors of the Corporation previously established an Executive Committee, which consists of Chairman Stafford and Messrs. Hamner, Mendez, Modena, and Stafford, II. Except for Mr. Mendez, each member of the Executive Committee is independent. The Executive Committee held one meeting during 2008. The Executive Committee is empowered to act on behalf of the Board on most corporate matters not involving business combinations.

Governance and Nominating Committee

The Governance and Nominating Committee is comprised of Chairman Modena and Messrs. Hamner and Kantor, all of whom are independent directors. This committee operates under a Board-approved charter that outlines committee responsibilities, including review of the composition and qualifications of the Board of Directors, periodic evaluation of the Board and its effectiveness, review of Board membership needs, search, screening, and evaluation of director nominees and the evaluation of and response to stockholder proposals regarding Board composition and membership, when and if presented to the Corporation. The Governance and Nominating Committee also periodically reviews and reassesses the existing Articles of Incorporation and Bylaws of the Corporation, the adequacy of corporate governance practices of the Corporation and makes recommendations regarding any proposed improvements and changes to the Board for approval. The Governance and Nominating Committee considers other corporate governance matters and related issues including conflicts of interest and matters involving the Corporation’s Code of Conduct. The Corporation’s Governance and Nominating Committee charter is available at the Corporation’s website at www.fcbinc.com.

Nominations to the Board of Directors by stockholders to be considered at the 2010 Annual Meeting of Stockholders must be made in writing and delivered or mailed to the Corporate Secretary not less than thirty days prior to the 2010 Annual Meeting. However, in the event that less than thirty days’ notice of the 2010 Annual Meeting is given to stockholders, such notice of nomination shall be mailed or delivered to the Corporate Secretary no later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. The notice must set forth the candidate’s name, age, business address, residence address, principal occupation or employment, number of shares beneficially owned by the candidate, qualifications for Board membership, and any other information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the nominating stockholder’s name, address, and number of shares beneficially owned and holding period of each share.

The Governance and Nominating Committee believes that Board members and nominees to the Board of Directors must at a minimum possess the ability to read and understand fundamental financial statements, have a history evidencing the ability to make sound business decisions, be possessed of strong personal financial standing, be possessed of good moral character and demonstrate high ethical behavior. At least one member of the Board must possess superior financial expertise to such a degree so as to be designated as a financial expert not only by the Board of Directors, but in particular by the Audit Committee on which the financial expert would serve.

The Governance and Nominating Committee will consider stockholder recommendations for Board candidates when the recommendations are properly submitted. Any stockholder recommendations for candidates to be nominated for Board service submitted under the criteria summarized above should be addressed to:

Corporate Secretary
First Community Bancshares, Inc.
P.O. Box 989
Bluefield, Virginia 24605-0989

Transactions with Directors and Officers

Some of the directors and officers of the Corporation and members of their immediate families are at present, as in the past, customers of the Corporation’s subsidiary bank, and have had and expect to have transactions with the bank. In addition, some of the directors and officers of the Corporation are, as in the past, also officers of or partners in entities that are customers of the bank and have had and expect to have transactions with the bank. Such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectability or present other unfavorable features.

In 2007, the Corporation began construction of a bank facility in Summersville, WV. The “not to exceed” contract of $1.3 million was awarded through a competitive bidding process. The general contractor for this project was Fredeking/Stafford Construction Company, Inc. A preferred stockholder of Fredeking/Stafford is related to Chairman William P. Stafford (son) and Vice-Chairman William P. Stafford, II (brother). During 2007, Fredeking/Stafford Construction Company, Inc. received payments of approximately $702,000 under the construction contract. Construction payments made to Fredeking/Stafford in 2008 were $594,764.

Compensation and Retirement Committee Interlocks and Insider Participation

No member of the Compensation and Retirement Committee is an officer or employee of the Corporation and no such member or executive officer of the Corporation has a relationship that would constitute an interlocking relationship with executive officers or directors of another public corporation.

Report of Compensation and Retirement Committee

The Compensation and Retirement Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on its review and discussion, the Compensation and Retirement Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Corporation’s Annual Report on Form 10-K.

Pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”) and the rules promulgated thereunder, the Compensation and Retirement Committee certifies that it has reviewed with the Corporation’s senior risk officers and the senior executive officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the Corporation or its subsidiary bank.

William P. Stafford, II, Chairman
Allen T. Hamner
A. A. Modena

This Compensation and Retirement Committee Report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, unless the Corporation specifically incorporates this report by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Report of the Audit Committee

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Corporation’s accounting functions, financial reporting process and internal controls.

The responsibilities of the Audit Committee include the appointment of an independent registered public accounting firm to be engaged as the Corporation’s independent registered public accounting firm for the purpose of performing an audit of the Corporation’s financial statements, expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted within the United States, and expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Additionally, and as appropriate, the Audit Committee reviews, evaluates, discusses, and consults with management, internal audit personnel, and the independent registered public accounting firm regarding the following:

•	the plan for, and independent registered public accounting firm report on, each audit of the Corporation’s financial statements;

•	the Corporation’s financial disclosure documents, including all financial statements and reports sent to stockholders;

•	changes in the Corporation’s accounting practices, principles, controls or methodologies, or changes in its financial statements;

•	significant developments in accounting rules;

•	the effectiveness of the Corporation’s internal accounting controls, and accounting, financial and auditing personnel; and

•	the establishment and maintenance of an environment at the Corporation that promotes ethical behavior.

The Audit Committee Charter incorporates standards set forth in Commission regulations and the listing standards of the NASDAQ Global Select market. After appropriate review and discussion, the Audit Committee determined that the Committee fulfilled its responsibilities under the Audit Committee Charter in 2008.

The Audit Committee is responsible for recommending to the Board whether the Corporation’s financial statements be included in its annual report. The Audit Committee held nine meetings during fiscal year 2008 and took a number of steps in making the independent registered public accounting firm recommendation. First, the Audit Committee discussed with its independent registered public accounting firm those matters the firm communicated to and discussed with the Audit Committee under applicable auditing standards, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with the independent registered public accounting firm its independence with respect to the Company. The Audit Committee also confirmed, by correspondence from the independent registered public accounting firm, its independence as required under applicable requirements of the Public Company Accounting Oversight Board. This discussion and disclosure informed the Audit Committee of the independent registered public accounting firm’s independence and assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed with the Corporation’s management and the independent registered public accounting firm, the Corporation’s audited consolidated balance sheet at December 31, 2008 and consolidated statement of income, cash flows and stockholders’ equity for the year then ended. Based on discussions with the independent registered public accounting firm concerning the audit, the independence discussions, the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board (and the Board approved) that these financial statements be included in the Corporation’s 2008 Annual Report to Stockholders and its Annual Report on Form 10-K filed with the Commission.

Robert E. Perkinson, Jr., Chairman
Franklin P. Hall
Allen T. Hamner
Richard S. Johnson

This Audit Committee Report shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, unless the Corporation specifically incorporates this report by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Audit Fees

The Audit Committee selected Dixon Hughes PLLC as the Corporation’s independent registered public accounting firm for the year ended December 31, 2008. Fees for professional services provided by Dixon Hughes PLLC for the respective fiscal years ended December 31st are set forth below:

	2008	2007

Audit Fees	$453,631	$408,193
Audit-related fees	1,500	4,458
All other fees	—	—
Tax fees	—	—

Fees for audit services include fees associated with the annual audit of the Corporation’s financial statements and internal controls over financial reporting, the reviews of the Corporation’s quarterly reports on Form 10-Q and annual report on Form 10-K, and review of other documents filed with the Commission. Audit-related fees primarily include fees paid for certain accounting consultations. As indicated above, no fees were paid related to tax or any other services. All services described above were approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specified audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions at its next scheduled meeting.

COMPENSATION DISCUSSION AND ANALYSIS

The Corporation’s Compensation and Retirement Committee is empowered to review and submit for the approval of the full Board of Directors, the annual compensation and compensation procedures for the Corporation’s executive officers, including the named executive officers (“NEO’s” or “Senior Executives”) listed in the Summary Compensation Table on page 18. The Corporation’s 2008 NEO’s include the President & Chief Executive Officer, the Chief Financial Officer, and three additional executives, who together comprise the five highest compensated executives employed by either the Corporation, its banking or other subsidiary. The following discussion and analysis addresses all material elements of the Corporation’s compensation for its NEO’s.

Objectives of Executive Compensation Program

The objectives of the Corporation’s compensation program are to attract and retain highly qualified executive officers to ensure the long-term financial objectives of the Corporation. A further objective of the compensation program is to provide incentives and reward each executive for his or her contributions to the Corporation. In particular, the goals are to reward past performance, incent future performance and align executives’ long-term interests with those of investors. The Corporation strives to be competitive, but responsible and measured, in its award of total compensation available to executives. Employment agreements are used when necessary and appropriate to ensure that the services of key executives are retained and to provide non-compete arrangements in order to protect the Corporation.

Compensation Programs Designed to Reward Performance

The Corporation believes that the quality, skills and dedication of senior executive officers are key factors affecting both the short- and long-term performance and value of the Corporation. The Corporation also believes that a significant portion of a Senior Executive’s compensation should be tied not only to individual performance, but also to the performance of the Senior Executive’s business unit, division, department or function and to the Corporation’s performance measured against both financial and non-financial goals and objectives. During periods when performance meets or exceeds the established objectives, Senior Executives should be paid at or above pre-determined performance levels, respectively. When performance does not meet key objectives, incentive award payments, if any, should be awarded at reduced levels. For the 2008 fiscal year, the NEO’s elected to forego all discretionary cash bonuses and incentive payments.

Role of Senior Executives in Compensation Decisions

With the foregoing mission in mind, the Compensation and Retirement Committee makes recommendations on the compensation program for the CEO to the Board of Directors, which are designed to reward performance as measured against predetermined performance objectives. The CEO then works closely with the Compensation and Retirement Committee to develop compensation plans specific to the other NEO’s that link each executive’s pay to his or her performance through annual incentive bonus arrangements.

Elements of Compensation and Rationale for Pay Mix

A variety of compensation elements are used to achieve the Corporation’s goals, including base salary, annual bonuses, stock option awards, restricted and unrestricted stock awards, deferred compensation plans, a supplemental retirement plan, automobile allowances and payment of country club dues, all of which are discussed below. The Compensation and Retirement Committee relies on its review of performance and business judgment regarding its yearly assessment of the CEO and, in turn, upon the CEO’s assessment regarding the performance of the other executives and their impact on the Corporation’s overall financial performance, to determine the amount and types of compensation awarded to executives. Factors influencing the Compensation and Retirement Committee’s judgment include:

•	the Corporation’s actual financial performance compared to planned performance and the role the executive played in such performance;

•	operational and strategic goals established for the executive at or before the beginning of the year and whether such goals were met;

•	level of the executive’s responsibilities within the Corporation;

•	the executive’s contribution to the Corporation’s overall financial results; and

•	the executive’s effectiveness in implementing and delivering the Corporation’s initiatives.

The Committee also considers each executive’s current salary and previous year’s bonus and the need to establish a balance between incentives for long-term and short-term performance.

Base Salaries

Base salaries for Senior Executives are determined by evaluating a Senior Executive’s level of responsibility and experience and the comparison of the Corporation’s actual performance to targeted performance goals. Adjustments to base salaries, if any, are driven by individual performance and an evaluation of the Senior Executive’s success in achieving business results, implementing the Corporation’s strategies, coupled with demonstration of leadership skills. In general, the Compensation and Retirement Committee establishes annual target performance goals for the CEO that will correspond to achievement of the Corporation’s budgeted net income, return on average equity and growth in assets for the ensuing year. The Compensation and Retirement Committee does not consider comparative industry peer group compensation statistics when establishing the level or types of compensation awarded to the CEO and the NEO’s. When considering the base salary of Senior

Executives for 2008, the Compensation and Retirement Committee considered the Corporation’s continued achievement of the following short-term and long-term goals:

•	meet earnings per share and net income after tax goals;

•	grow and support the banking subsidiary’s branch banking network;

•	grow other income;

•	meet efficiency goals; and

•	communicate strategy and financial results effectively.

Base salary constitutes 75% — 95% of total annual compensation, while performance bonus, if any, approximates 5%-25% of the CEO’s total annual compensation depending upon the outcome of an annual performance review and performance against predetermined goals set by the Compensation and Retirement Committee, subject to approval by the independent members of the Board.

Bonus Pool

The Compensation and Retirement Committee has, in years past, overseen an annual bonus pool for the NEO’s established based on i) growth in assets and ii) growth in earnings per share. This performance pool was not utilized for the 2008 year. As noted above, the NEO’s and the Company elected to suspend bonus and incentive payments for the NEO’s for the most recent year ended. The Committee is presently considering incentive practices for the coming year.

Stock Option Plans and Stock Ownership Plans

The granting of stock options serves as an effective long-term incentive for Senior Executives to continue with the Corporation and strive to excel in their performance. Each stock option permits the Senior Executive, generally for a period of ten years, to purchase one share of the Corporation’s stock at the exercise price, which is the closing price of the Corporation’s stock on the date of grant. Stock options have value only to the extent the price of the Corporation’s stock on the date of exercise exceeds the exercise price. No Stock options were granted to the NEO’s in 2008. The number of stock options previously granted to Senior Executives and the value of these awards based on the Black-Scholes pricing model are referenced in the Outstanding Equity Awards At Fiscal Year-End Table on page 20.

The stock option programs are an important element in the Corporation’s efforts to identify, develop and motivate current and future leaders who will sustain the Corporation’s performance as it continues to focus on providing a high caliber of financial services. The granting of stock options reinforces within the Corporation the entrepreneurial environment and spirit of a small company by providing real incentives for employees to sustain and enhance the Corporation’s long-term financial performance. Both the Senior Officers and the Compensation and Retirement Committee believe that the superior performance of these individuals will contribute significantly to the Corporation’s future success.

Various individuals are involved in the stock option granting process. The Compensation and Retirement Committee recommends for approval to the Board of Directors stock option grants to Senior Executives, employees and directors of the Corporation. The Compensation and Retirement Committee, with the assistance of the Corporation’s General Counsel and its Vice-President of Human Resources, oversees the stock option practices and administration of the Corporation’s various stock option plans. The Chief Financial Officer has established procedures that provide for consistency and accuracy in determining the fair market value of options and the expense regarding the stock option grants in compliance with FAS 123R.

A primary objective of the Corporation’s Stock Option Plans is to strengthen the relationship between the long-term value of the Corporation’s stock price and the potential financial gain for the Senior Executives. Stock options provide Senior Executives as well as Directors and employees of the Corporation with the opportunity to purchase the Corporation’s Common Stock at a price fixed on the grant date regardless of future market appreciation. Therefore, a stock option becomes valuable only if the Corporation’s Common Stock price increases above the option exercise price and the holder of the option remains employed by the Corporation. Stock options also link a portion of the recipient’s compensation to stockholders’ interests by providing an incentive to increase the market value and thus the price of the stock.

The Board may from time to time grant to eligible participants awards of incentive stock options or non-qualified stock options; provided however, that awards of incentive stock options shall be limited to employees of the Corporation or any of its subsidiaries. Options intended to qualify as incentive stock options must have an exercise price at least equal to the fair market value of a share of Common Stock at the time of grant. Non-qualified stock options may have an exercise price that is equal to, below, or above the fair market value of a share of Common Stock at the time of grant. The exercise price applicable to a particular award is set forth in each individual award agreement.

The Board may from time to time grant restricted and unrestricted stock awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine.

The Board may, in its discretion, grant performance awards that become payable on account or attainment of one or more performance goals established by the Board. Performance awards may be paid by the delivery of Common Stock or cash, or any combination thereof, as determined at the sole discretion of the Board.

At its regularly scheduled meeting in January 2004, the Board of Directors adopted an additional plan, the 2004 Omnibus Stock Option Plan (the “2004 Plan”) of the Corporation, which was subsequently approved by the stockholders of the Corporation at the 2004 Annual Meeting. A total of 200,000 shares of Common Stock were reserved for future issuance pursuant to the 2004 Plan. The Board will, at its discretion, determine from time to time which employees, officers, directors, consultants or independent contractors will participate in the 2004 Plan and receive awards under the 2004 Plan.

Incentive stock options and non-qualified stock options granted under the 2004 Plan to participants generally become vested so that 25% of the option award vests as of the date of the grant and 25% of the option award vests on each one year anniversary thereafter, so that 100% of such option award is vested as of the third anniversary of the date of grant, unless otherwise determined at the discretion of the Board and memorialized in the stock award agreement. Notwithstanding the foregoing, no vesting occurs on or after the date that an employee’s employment or personal services contract with the Corporation or any of its subsidiaries terminates for any reason other than his death, disability or retirement. In determining the number of shares of Common Stock with respect to which such awards are vested and/or exercisable, fractional shares will be rounded up to the nearest whole number if the fraction is 0.5 or higher, and down if it is less.

Awards granted to a participant are generally exercisable at any time on or after they vest until the earlier of (i) ten (10) years after its date of grant or (ii) the date that is six (6) months (ninety (90) days in the case of incentive stock options granted to employees) following the last day on which the participant is employed or renders services for the benefit of the Corporation or its subsidiaries.

In 1999, the Corporation instituted a Stock Option Plan (the “1999 Plan”) to encourage and facilitate investment in the Common Stock of the Corporation by key executives and to assist in the long-term retention of service by those executives. The 1999 Plan covers key executives as determined by the Corporation’s Board of Directors from time to time. Options under the 1999 Plan were granted in the form of non-statutory stock options with the aggregate number of shares of common stock available for grant under the 1999 Plan set at 332,750 shares. Total options granted and outstanding under the 1999 Plan at December 31, 2008 represent the right to acquire an aggregate of 178,455 shares. Under the 1999 Plan, optionees were granted options in five annual installments on January 1st of each year beginning January 1, 1999 through January 1, 2003. All stock options granted pursuant to the 1999 Plan vest ratably on the first through the seventh anniversary dates of the deemed grant date. The option price of each stock option is equal to the fair market value of the Corporation’s Common Stock on the date of each deemed grant during the five-year grant period. Vested stock options granted pursuant to the 1999 Plan are exercisable upon vesting and up to a period of five years after the date of the grantee’s retirement (provided retirement occurs at or after age 62), disability, or death. If employment is terminated other than by retirement at or after age 62, disability, or death, vested options must be exercised within 90 days after the effective date of termination. Any option not exercised within such period will be deemed cancelled.

In the event of a change of control or upon dissolution of the Corporation, the stock options granted under the 1999 Plan continue to vest and are exercisable in accordance with the terms of the original grant. Change of control provisions further provide that any optionee who is terminated without cause by the Corporation, its successor or affiliate during the 12 months preceding, or at any time following a change of control, and any participant who remains employed by the Corporation or any affiliate during the 90-day period following a change of control and thereafter resigns, will continue to receive grants on the deemed grant dates and vest as if the optionee continued to be employed, and optionee, or his estate, will be entitled to exercise such options within five years after death or attainment of age 62, whichever first occurs.

In addition, the 2003 acquisition of The CommonWealth Bank added additional stock options to purchase 120,155 shares of Common Stock (124,380 shares adjusted by the merger conversion factor of .9015 and the 10% stock dividend in 2003). These options included awards to employees and directors and were issued by The CommonWealth Bank in 12 grants beginning in 1994 and ending in 2002 with adjusted exercise prices ranging from $4.75 to $17.40. These options are fully vested and are exercisable for up to ten years following the grant date. At December 31, 2008, 7,436 option shares were outstanding and exercisable under the former CommonWealth Plan.

The purpose of the 1999 Plan and 2004 Plan is to promote the long-term success of the Corporation and the creation of stockholder value by (a) encouraging officers, employees, directors and individuals performing services for the Corporation as consultants or independent contractors to focus on critical long-range objectives; (b) encouraging the attraction and retention of officers, employees, directors, consultants and independent contractors with exceptional qualifications; and (c) linking officers, employees, directors, consultants and independent contractors directly to stockholder interests through ownership of the Corporation. Each of the 1999 Plan and the 2004 Plan seeks to achieve this purpose by providing for awards in the form of options to purchase shares of the Corporation. Awards may be granted individually or in tandem with other awards.

In addition, the Corporation’s qualified Employee Stock Ownership and Savings Plan (“KSOP”) permitted the NEO’s as well as most of the Corporation’s employees to become long-term stockholders of the Corporation. The KSOP has served as the Corporation’s principal form of retirement plan since 1996. Although recent amendments to Section 409A of the Code require the Corporation to emphasize the importance of diversification of KSOP shares to participants, it is noteworthy that the NEO’s continue to hold approximately 8.7% of the 416,167 shares beneficially held by the KSOP. Although not the recipients of any restricted stock or option awards under the 2004 Plan, Messrs. Mendez, Buzzo and Lilly hold outstanding vested and unvested options granted to them under the 1999 Plan, which upon exercise between now and full vesting in 2009 would result in the acquisition of additional shares totaling 42,323 (Mr. Mendez); 35,667 (Mr. Buzzo); and 31,280 (Mr. Lilly). Mr. Mills holds outstanding awards under both the 1999 and 2004 Plans, which would result in the acquisition of 2,548 additional shares.

•	Stock Options and Restricted Stock Awards — Mr. Brown is the only NEO to be granted options and/or restricted stock awards under the 2004 Plan. Mr. Brown has previously been the recipient of awards under the 2004 Plan totaling 1,500 in non-vested stock and a total of 11,000 options, which are scheduled to vest over a period of three years (stock) and four years (options). Options are subject to forfeiture if the NEO terminates employment prior to a vesting date. Unexercised vested options are also subject to forfeiture if not exercised within 90 days of early retirement or termination of employment.

•	All stock options under both the 1999 and 2004 Plans have exercise prices not less than fair market value of the Common Stock on the date of grant. Stock options under the 1999 Plan vest ratably over seven years, while stock options and restricted stock awards under the 2004 Plan vest ratably over three to six years as recommended by the Board of Directors. The 1999 and 2004 Plans prohibit discounted stock options, reload stock options and stock option re-pricing. During 2007, 1,000 options were cancelled in an isolated instance when these options were granted at a peak market price for a non-NEO bank employee. This employee was subsequently granted options in replacement of the cancelled options. The Corporation does not provide loans to the NEO’s for purposes of exercising options. The average number of options granted over the past three years as a percentage of basic shares outstanding was less than 1%. Historically, the NEO’s have not been subject to stock ownership guidelines.

Retirement, Health and Welfare Benefits

The Corporation offers a variety of health and welfare programs to all eligible employees. The Senior Executives generally are eligible for the same benefit programs on the same basis as the rest of the employees. The health and welfare programs are intended to protect employees against catastrophic medical loss and encourage a healthy lifestyle. These programs include medical, pharmacy, dental, vision, life insurance and accidental death and disability. The Corporation offers a 401(k) savings and retirement plan, which is generally available to all employees, including Senior Executives.

Non-qualified Deferred Compensation Plans

The Corporation sponsors two non-qualified deferred compensation plans to permit the NEO’s and other highly compensated employees who participate in the Corporation’s KSOP to defer amounts in excess of contribution limits imposed by provisions of the Code. All NEO’s are currently eligible to participate in these non-qualified plans and, with the exception of Mr. Brown, are current participants or have balances of previously deferred compensation in one or both of these plans. The governing plan documents require the Corporation to delay distributions from these non-qualified plans to the NEO’s for a period of six months beyond actual retirement or termination dates. Assets of the Non-qualified Deferred Compensation Plan and the Supplemental Executive Retention Plan are held in Rabbi trusts which are intended to ensure fulfillment of the Corporation’s obligations, although they remain assets of the Corporation and are subject to the rights of creditors.

Supplemental Executive Retention Plan

In 1999, the Corporation established a Supplemental Executive Retention Plan (“SERP”) for key members of senior management, including Messrs. Mendez, Buzzo and Lilly as listed in the Summary Compensation Table. This plan was amended and restated in 2008. The original plan provided for a benefit to be paid at age 62, normal retirement age in the SERP. The SERP benefit was targeted at 35% of final compensation projected at an assumed 3% salary progression rate. Vesting under the plan was on a cliff schedule as follows: 25% vesting after 5 years of service under the plan; 50% vesting after 10 years of service under the plan; 75% vesting after 15 years of service under the plan; plus an additional 5% vesting for each year of service beyond 15 years under the plan, with full vesting in SERP benefits after 20 years of service from plan inception or reaching age 62, whichever occurs first. Since inception of the SERP, participants were credited with 9 years of plan service, which resulted in 25% vesting in Plan benefits. Actual benefits payable under the SERP were dependent on an indexed retirement benefit formula that accrues benefits equal to the aggregate after-tax income of associated life insurance contracts less the Corporation’s tax-effected cost of funds for that plan year.

On December 16, 2008, the Company amended and restated the SERP to i) comply with the provisions of IRC Section 409(A), ii) convert the former “Index Benefit” to a Defined Benefit with a similar benefit level as targeted in the original plan, iii) provide past service credit to the participants, and iv) limit the maximum benefit under the plan to no more than $80,000 annually.

The plan amendments, in addition to achieving required compliance with Section 409(A), were designed to provide more predictable benefit levels and to simplify plan accounting and administration.

In connection with the plan restatement, the Company also extended benefits under the plan to Messrs. Brown and Mills, who are also NEO’s of the Corporation.

In connection with the SERP, the Corporation entered into Life Insurance Endorsement Method Split Dollar Agreements (the “Life Insurance Agreements”) with Messrs. Mendez, Buzzo and Lilly covered under the SERP. Under the Life Insurance Agreements, the Corporation shares 80% of death benefits (after recovery of cash surrender value) with the designated beneficiaries of the executives under life insurance contracts referenced in the SERP. The Corporation as owner of the policies retains a 20% interest in life proceeds and a 100% interest in the cash surrender value of the policies.

The SERP also contains provisions for change of control, as defined, which allow the executives to retain benefits under the SERP in the event of a termination of service, other than for cause, during the twelve months prior to a change in control or anytime thereafter, unless the executive voluntarily terminates his employment within 90 days following the change in control.

Perquisites and Other Personal Benefits

The Corporation provides NEO’s with perquisites and other personal benefits that the Corporation and the Compensation and Retirement Committee believe are reasonable and consistent with its overall compensation program to better enable the Corporation to attract and retain superior employees for key positions. The Compensation and Retirement Committee periodically reviews the levels of perquisites and other personal benefits provided to its NEO’s. Perquisites include the following:

•	Use of Aircraft — The Corporation’s banking subsidiary holds a fractional interest in a private aircraft through its ownership interest (25%) in a limited liability company. The aircraft is used by the Corporation for travel throughout the Corporation’s branch network, which spans five states, by the NEO’s, members of the Board and other employees. The Corporation has determined that the aircraft provides an efficient use of both capital and personnel and significantly enhances productivity of key personnel. Personal use of the aircraft is prohibited by the Corporation.

•	Corporate Automobiles/Allowance — In lieu of Corporate vehicles, Messrs. Mendez, Buzzo and Lilly were each provided an annual automobile allowance of $8,400; Mr. Brown and Mr. Mills were provided $6,000 as an auto allowance. Automobile allowances provide a cost effective means of compensation for business travel and shift the burden of maintenance costs to the executive. Taxable auto allowances also avoid time and cost associated with documentation of business and personal use of Corporate vehicles.

•	Country Club Dues — The Corporation advanced Country Club dues on behalf of Messrs. Mendez ($4,738), Buzzo ($4,558), Lilly ($3,860) and Brown ($4,738) as an added perquisite commensurate with job performance, level of responsibility and as a means to provide NEO’s comparable benefits to those available at other similarly located and like-sized companies. The Corporation considers the payment of country club dues to be an appropriate part of the overall NEO’s’ compensation packages in order to provide an appropriate setting for the NEO’s to conduct business on behalf of the Corporation, to socialize with other business and community leaders and to entertain the Corporation’s business customers and prospects. All costs associated with personal use of a country club by the named executive or family members are borne by the NEO and not the Corporation.

Troubled Asset Relief Program (TARP) and Capital Purchase Program (CPP)

On November 21, 2008, the Corporation issued 41,500 shares of Series A Preferred Stock to the United States Treasury under the CPP which is a program under the TARP provisions of the Emergency Economic Stabilization Act (“EESA”). Participation in the CPP requires compliance with Section 111(b) of the EESA relating to various elements of executive compensation. In particular, Section 111(b) i) limits tax deductibility of Senior Executive Officer (SEO) compensation to $500,000, ii) requires review of compensation practices to ensure that these practices do not promote excess risk-taking, and iii) requires certification by management and review by a responsible officer of the Company’s compliance with the provisions of EESA Section 111(b).

In November 2008, the Compensation Committee reviewed compensation practices and determined all practices to be in compliance with the anti risk-taking provisions of the Act. Prior to completion of the Treasury’s Series A Preferred Stock investment, the SEO’s each executed affidavits acknowledging the compensation limits and waiving of claims based on those limits and the provisions of Section 111(b) of EESA.

Further, the CEO has executed the required certification of compliance with the provisions of Section 111(b) of EESA and that certification and the related documentation has been reviewed by the Chief TARP Compliance Officer as appointed by the Compensation and Retirement Committee.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that may be deducted by the Corporation in any year with respect to the CEO or any other Senior Executive unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. In conjunction with Section 111(b) of the TARP and the associated CPP implemented by the U.S. Department of Treasury, the Corporation agreed to limit deductions for compensation of SEO’s to $500,000 while shares of the Series A Preferred Stock are held by Treasury. The Corporation has qualified certain compensation paid to Senior Executives for deductibility under Section 162(m), including certain compensation expense related to options granted. The Corporation did not pay in 2008, and does not expect to pay in 2009, cash compensation to its Senior Executives that is not deductible. Although the Corporation has generally attempted to structure executive compensation so as to preserve deductibility and has committed to comply with the provisions of Section 111(b) of EESA, it also believes that there may be circumstances where its interests are best served by maintaining flexibility in the way compensation is provided, even though it might result in the non-deductibility of certain compensation under the Code.

Although equity awards may be deductible for tax purposes by the Corporation, the accounting rules pursuant to FAS 123R require that the portion of the tax benefit in excess of the financial compensation cost be recorded to paid-in-capital.

Employment Agreements

The Corporation entered into a revised employment agreement with Mr. Mendez in December 2008 (the “Agreement”). The Agreement provides that Mr. Mendez will serve as President and Chief Executive Officer of the Corporation for a three-year period with annual renewals contemplated for a rolling three-year period or until the Corporation terminates his employment or he resigns. Under the revised Agreement annual compensation was set at $394,000 annually, revised each year for the percentage increase in the Consumer Price Index plus any further merit increased determined by the Compensation Committee. The Agreement provides that Mr. Mendez is eligible for the Corporation’s employee benefit plans and other benefits in the same manner as and to the same extent as the Corporation’s other executive officers. The Agreement also provides that Mr. Mendez will receive severance benefits consisting of his then current salary and benefits for a period of 35 months after termination if, prior to the Agreement’s expiration, the Corporation voluntarily terminates his employment for any reason other than “cause” (as defined in the Agreement). If either he or the Corporation terminates his employment due to a change in the ownership or control (as defined in the Agreement) of the Corporation within three years following such a change in ownership or control, the Agreement provides for a severance payment equal to 2.99 times current salary. Payment of Mr. Mendez’ severance and post-termination benefits would, to the extent required by Section 409A of the Code, be delayed for a period of six (6) months after termination of employment with the Corporation.

Mr. Mendez’s Agreement also contains confidentiality provisions to protect the Corporation’s proprietary information and trade secrets. The Agreement also provides a covenant not to compete during his employment term and for a period of thirty six (36) months after termination as further detailed in the Agreement. The 2008 revised Agreement is substantially identical to the previous 2000 Agreement with the exception of the substitution of the 2.99 times change of control severance payment in lieu of the former 35-month salary and benefit continuation provision.

Employment agreements for Chief Operating Officer Lilly and Bank President Buzzo were revised in a manner similar to the CEO Agreement. New employment agreements were also provided to four additional officers with the principal difference being the condition of termination by the Corporation following a change of control as a requirement for the severance payment, which is generally 2.0 times, except in the case of Mr. Schumacher, General Counsel, which also provides for a 2.99 times salary severance payment in the event of termination following a change of control.

Indemnification Agreements

The Corporation and its subsidiary bank have Indemnification Agreements for all directors, Messrs. Mendez, Brown, Buzzo, Lilly, Mills, and certain other officers. The Indemnification Agreements indemnify each director and officer to the fullest extent permitted by law. The Indemnification Agreements cover all expenses (including attorneys fees), judgments, fines and amounts paid in settlement, if such settlement is approved in advance by the

Corporation, paid in any matter relating to the director’s or officer’s role as the Corporation’s director, officer, employee or agent when serving as its representative with respect to another entity. A director or officer would not be entitled to indemnification in connection with a proceeding or claim initiated by such director or officer voluntarily unless such claim constitutes a defense.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table sets forth information concerning compensation for services in all capacities awarded to, earned by, or paid to each NEO during the years ended December 31, 2008, 2007, and 2006.

							Change in
							Pension
							Value and
						Non-	Non-
						Equity	Qualified
						Incentive	Deferred	All
Name of Individual /				Stock	Option	Plan	Compensation	Other
Capacities Served	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation(4)	Earnings(3)	Compensation(2)	Total

John M. Mendez	2008	$392,902	$—	$—	$27,603	N/A	$124,433	$44,526	$589,464
President & Chief	2007	382,200	75,000	—	36,234	N/A	39,219	49,049	581,702
Executive Officer	2006	364,000	75,000	—	41,678	N/A	28,845	47,514	557,037
David D. Brown	2008	135,000	—	17,500	23,946	N/A	10,303	18,249	204,998
Chief Financial Officer	2007	110,000	40,000	17,465	24,820	N/A	N/A	13,759	206,044
(beginning May 2006)	2006	88,492	25,000	3,290	5,975	N/A	N/A	2,231	124,988
Robert L. Buzzo	2008	217,800	—	—	14,805	N/A	187,770	42,021	462,396
Vice President and	2007	213,000	20,000	—	19,433	N/A	51,370	40,889	344,692
Secretary	2006	208,000	10,000	—	22,347	N/A	32,175	40,278	312,800
E. Stephen Lilly	2008	235,000	—	—	14,777	N/A	10,367	32,094	292,238
Chief Operating Officer	2007	218,000	50,000	—	19,390	N/A	16,942	37,157	341,489
	2006	208,000	40,000	—	22,306	N/A	13,696	37,642	321,644
Gary R. Mills	2008	172,000	—	—	10,277	N/A	56,672	18,213	257,162
Chief Credit Officer	2007	160,000	35,000	—	16,606	N/A	N/A	22,797	234,403
(beginning Jan. 2007)

(1)	Reflects grant date fair value of current vesting of awards.

(2)	These items are detailed in the following table entitled, “Summary of All Other Compensation”.

(3)	The amounts reported represent the difference between the vested liability balance at the end of 2008 and 2007.

(4)	The Company currently has no non-equity incentive compensation plan.

For the 2008 fiscal year, the Company suspended all year-end bonuses for Executive Officers, including all NEO’s. Cost of living and merit increases for the Executives named in the Summary Compensation Table have not been granted and remain under review.

In review of cash compensation of the CEO for the 2007 fiscal year, the Board of Directors awarded a merit increase that resulted in a total increase in base compensation from $364,000 to $382,200 annually. This salary adjustment was effective January 1, 2007. The Board of Directors also awarded 2007 merit increases to the base compensation of other NEO’s annually as follows: David D. Brown from $110,000 to $135,000; Robert L. Buzzo from $213,000 to $217,800; E. Stephen Lilly from $218,000 to $235,000; and Gary R. Mills from $160,000 to $172,000.

For 2007 the Board of Directors considered the performance of the CEO and other NEO’s against predetermined performance objectives and established operating budgets for the Corporation, which served as the basis for their recommendation of an annual bonus. The 2007 bonus payments were made in May 2008.

The following “Summary of All Other Compensation Table” provides further detail to the Summary Compensation Table above.

		Total
		Retirement
		Plan	Total	Split Dollar	Executive
		Matching	KSOP	Life	Life
Name of Individual	Year	Contribution	Contribution	Insurance(2)	Insurance(3)	Perquisites(1)	Total

John M. Mendez	2008	$20,500	$—	$2,793	$8,095	$13,138	$44,526
	2007	15,000	12,972	784	7,393	12,900	49,049
	2006	11,855	15,220	744	6,795	12,900	47,514
David D. Brown	2008	6,973	—	—	538	10,738	18,249
	2007	2,115	2,805	—	618	8,221	13,759
	2006	—	2,231	—	—	—	2,231
Robert L. Buzzo	2008	18,496	—	4,206	6,361	12,958	42,021
	2007	14,184	7,092	953	5,940	12,720	40,889
	2006	12,977	8,652	899	5,442	12,308	40,278
E. Stephen Lilly	2008	15,500	—	1,083	3,251	12,260	32,094
	2007	13,684	7,242	350	2,981	12,900	37,157
	2006	13,016	8,678	331	2,717	12,900	37,642
Gary R. Mills	2008	11,287	—	—	926	6,000	18,213
	2007	10,560	5,280	—	957	6,000	22,797

(1)	Perquisites consist of country club dues and/or automobile allowance in each instance.

(2)	Imputed income on Company funded premiums or split dollar plan.

(3)	Company funded premium on executive life program.

GRANTS OF PLAN-BASED AWARDS

The Corporation made no grants of plan-based awards to any NEO during years covered in the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information on outstanding option and stock awards held by the Senior Executives at December 31, 2008, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and the expiration date of each outstanding option.

			Incentive					Number	Payout
			Plan					of	Value of
			Awards:				Market	Unearned	Unearned
			Number			Number	Value of	Shares,	Shares,
			of			of Shares	Shares or	Units or	Units or
			Securities			or Units	Units of	Other	Other
	Number of		Underlying			of Stock	Stock	Rights	Rights
	Securities Underlying		Unexercised	Option	Option	That Have	That Have	That Have	That Have
	Unexercised Options		Unearned	Exercise	Expiration	Not	Not	Not	Not
Name	Exercisable	Unexercisable	Options	Price	Date	Vested	Vested	Vested	Vested

John M. Mendez	12,092	—	—	$19.80	2/3/2022	—	$—	—	$—
	—	—		16.00	2/3/2022
	2,015	—		13.94	2/3/2022
	14,108	—		24.65	2/3/2022
	12,092	2,016		29.15	2/3/2022
David D. Brown	—	—	—			500	17,435	—	—
	5,000	5,000		35.00	10/27/2016
Robert L. Buzzo	7,566	—	—	19.80	3/30/2017	—	—	—	—
	7,566	—		16.00	3/30/2017
	5,404	—		13.94	3/30/2017
	7,566	—		24.65	3/30/2017
	6,484	1,081		29.15	3/30/2017
E. Stephen Lilly	7,551	—	—	19.80	6/6/2025	—	—	—	—
	2,156	—		13.94	6/6/2025
	7,550	—		24.65	6/6/2025
	6,471	1,079		29.15	6/6/2025
Gary R. Mills	233	—	—	13.94	2/5/2035	—	—	—	—
	865	—		24.65	2/5/2035
	2,592	433		29.15	2/5/2035
	5,000	—		32.50	6/28/2015

The options granted to Messrs. Mendez, Buzzo, Lilly and Mills under the 1999 Option Plan vest ratably over seven years from the date of each grant. The most recent grant under the 1999 Option Plan was made on January 1, 2003, which fully vests on December 31, 2009. These options are exercisable upon vesting through the expiration date of age 62 plus five years. Messrs. Brown and Mills were granted options under the 2004 Plan, which options vest ratably over four years and expire if not exercised ten years from the date of grant.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning exercises of stock options and vesting of stock awards for each of the NEO’s during the fiscal year ended December 31, 2008:

	Option Awards		Stock Awards
	Shares		Shares
	Acquired on	Value	Acquired on	Value
Name	Exercise	Realized	Vesting	Realized

John M. Mendez	—	$—	—	$—
David D. Brown	1,000	9,426	500	16,230
Robert L. Buzzo	—	—	—	—
E. Stephen Lilly	6,473	109,955	—	—
Gary R. Mills	200	2,926	—	—

NONQUALIFIED DEFERRED COMPENSATION

The following table summarizes activity and balances in nonqualified deferred compensation accounts for each of the NEO’s:

401(k) Wrap Plan

	Executive	Company	Aggregate
	Contributions	Contribtions	Earnings	Aggregate	Aggregate
	in Last	in Last	in Last	Withdrawals/	Balance at Last
Name	Fiscal Year(1)	Fiscal Year(1)	Fiscal Year	Distributions	Fiscal Year-End

John M. Mendez	$—	$2,500	$5,802	$—	$170,141
David D. Brown	—	—	—	—	—
Robert L. Buzzo	—	496	(34,380)	—	47,901
E. Stephen Lilly	—	—	(25,804)	—	59,527
Gary R. Mills	—	—	(11,000)	—	52,890

Deferred Compensation Plan

	Executive	Company	Aggregate
	Contributions	Contribtions	Earnings	Aggregate	Aggregate
	in Last	in Last	in Last	Withdrawals/	Balance at Last
Name	Fiscal Year(1)	Fiscal Year	Fiscal Year	Distributions	Fiscal Year-End

John M. Mendez	$1,470	N/A	$—	$—	$1,470
David D. Brown	—	N/A	—	—	—
Robert L. Buzzo	11,285	N/A	(6,921)	—	17,685
E. Stephen Lilly	801	N/A	(2,831)	—	7,106
Gary R. Mills	—	N/A	—	—	—

(1)	The amounts reported under “Executive Contributions” are included in each NEO’s amount under the “Salary” column in the “Summary Compensation Table”. The amounts reported under “Company Contributions” are included in each NEO’s amount under the “All Other Compensation” column in the “Summary Compensation Table”. The Company contributions reflected in the above table are reflective of amounts deferred by the executives in the prior plan year, but matched by the Company in the subsequent year. The Company does not match Executive Contributions to the Deferred Compensation Plan.

The Corporation sponsors two non-qualified plans, the “401(k)/WRAP” and the “Deferred Compensation” plans, which permit the NEO’s and other highly compensated employees, who are ineligible to fully participate in the qualified plan (KSOP), to defer compensation on a tax deferred basis into these non-qualified plans. Participants can elect to defer a percentage of their salary and bonus to the 401(k)/WRAP plan subject to limits imposed by Section 402(g) of the Internal Revenue Code. The deferrals made by participants to the WRAP are matched at the discretion of the Board of Directors in conjunction with and subject to limits established each year by the Board of Directors for participant elective deferrals to the KSOP. Participant elective deferrals to the Deferred Compensation plan are limited to salary and bonuses actually paid to a participant and are not matched by the Corporation. Investments in both of these non-qualified plans are directed by the participants and the Corporation is not responsible for the payment of interest or other earnings on investments selected by the participants in either non-qualified plan.

PENSION BENEFITS

The following table shows the present value of accumulated benefits payable to each of the NEO’s, including the number of years of service credited to each such NEO under the Supplemental Executive Retention Plan “SERP” plan determined using interest rate and mortality rate assumptions consistent with those used in the Corporation’s financial statements.

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service	Accumulated Benefit	Last Fiscal Year

John M. Mendez	SERP	23	$406,823	$—
David D. Brown	SERP	3	10,303	—
Robert L. Buzzo	SERP	35	537,217	—
E. Stephen Lilly	SERP	10	139,415	—
Gary R. Mills	SERP	9	56,672	—

In connection with the 2008 SERP plan restatement and amendment, the Company adopted required 409(A) amendments and recast the plan with a defined benefit formula versus the previous index benefit formula and also provided prior service credit. The new benefit formula also imposed an annual benefit cap of $80,000. Refer to Footnote 10 to the Consolidated Financial Statements for a more detailed discussion of the methodologies and assumptions underlying the SERP projected benefits.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables below reflect the amount of compensation to be paid to each of the NEO’s of the Corporation in the event of termination of employment. The amount of compensation payable to each NEO upon voluntary termination, early retirement, involuntary termination not for cause, termination for cause, termination following a change of control and in the event of death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2008, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Corporation.

Payments Made Upon Termination

Regardless of the manner in which a NEO’s employment terminates, he may be entitled to receive amounts earned during his term of employment. Such amounts include:

•	option or stock award grants made pursuant to the 1999 Plan or 2004 Plan that vest through the most recently completed fiscal year;

•	amounts contributed under the KSOP and the Corporation’s non-qualified deferred compensation plans;

•	amounts accrued and vested through the Corporation’s SERP would be payable as benefits for the life of the executive beginning at age 62;

•	cash surrender value of life insurance would be payable.

•	in the event of an involuntary termination, without cause he would receive severance payments outlined in the respective employment agreement.

Payments Made Upon Retirement

In the event of the retirement of a NEO, in addition to the items identified above:

•	for options granted under the 1999 Plan, he will retain vested options for up to five years after normal retirement at age 62 and ninety (90) days after early retirement;

•	for options granted under the 2004 Plan, he will retain vested options for the remainder of the outstanding ten year term.

Payments Made Upon Death or Disability

In the event of the death or disability of a NEO, in addition to the benefit payments made upon termination or retirement, the NEO or his beneficiaries will receive benefits under the Corporation’s disability plan or life insurance plan, as appropriate.

Payments Made Upon a Change of Control

The Corporation has entered into Employment Agreements with certain of the NEO’s, which agreements include change of control provisions. Pursuant to these agreements, if an executive’s employment is terminated following a change of control (other than a termination by the Corporation for cause) or if the executive terminates his employment in certain circumstances defined in the agreement, in addition to the benefits listed under the heading “Payments Made Upon Termination” the NEO will receive a severance payment consisting of 2.0 to 2.99 times current salary.

The employment agreements for Messrs. Mendez, Buzzo, Lilly, Brown, and Mills are substantially similar. The form of the revised agreements has been filed as an Exhibit to the Corporation’s Form 8-K filed on December 16, 2008.

Generally, pursuant to these agreements, a change of control is defined as:

(i) A change in ownership of the Corporation when one person (or a group) acquires stock that, when combined with stock previously owned, controls more than 50% of the value or voting power of the stock of the Corporation.

(ii) A change in the effective control of the Corporation on the date that, during any 12-month period, either (1) any person (or group) acquires stock possessing 30% of the voting power of the Corporation, or (2) a majority of the members of the board of directors is replaced by persons whose appointment or election is not endorsed by a majority of the incumbent board.

(iii) A change in ownership of a substantial portion of the assets of the Corporation when a person (or a group) acquires, during any 12-month period, assets of the Corporation having a total gross fair market value equal to 40% or more of the total gross fair market value of all of the Corporation’s assets.

The following tables show the potential payments to commence six months and one day after termination or a change of control of the Corporation for each of the NEO’s.

		Non-
	Salary &	qualified			Executive
	Benefits	Def Comp(4)	SERP		Life Ins(6)		Total

John M. Mendez
If early retirement occurred at Dec. 31, 2008	$—	$171,611	$59,873	(1,5)	$14,325		$245,809
If retirement occurred at Dec. 31, 2008	—	171,611	80,000	(2,5)	14,325		265,936
If termination for cause occurred at Dec. 31, 2008	—	171,611	—		14,325		185,936
If termination without cause occurred at Dec. 31, 2008	1,114,750	171,611	59,873	(1,5)	14,325		1,360,559
If “change in control” termination occurred at Dec. 31, 2008	1,143,041	171,611	406,823	(4)	14,325		1,735,800
If disability occurred at Dec. 31, 2008	1,359,454	171,611	59,873	(1,5)	14,325		1,605,263
If death occurred at Dec. 31, 2008(3)	—	171,611	59,873	(1,5)	983,000	(4)	1,214,484
David D. Brown
If early retirement occurred at Dec. 31, 2008	$—	$—	$5,562	(1,5)	$—		$5,562
If retirement occurred at Dec. 31, 2008	—	—	80,000	(2,5)	—		80,000
If termination for cause occurred at Dec. 31, 2008	—	—	—		—		—
If termination without cause occurred at Dec. 31, 2008	209,935	—	5,562	(1,5)	—		215,497
If “change in control” termination occurred at Dec. 31, 2008	270,000	—	10,303	(4)	—		280,303
If disability occurred at Dec. 31, 2008	3,338,500	—	5,562	(1,5)	—		3,344,062
If death occurred at Dec. 31, 2008(3)	—	—	5,562	(1,5)	338,000	(4)	343,562

		Non-
	Salary &	qualified			Executive
	Benefits	Def Comp(4)	SERP		Life Ins(6)		Total

Robert L. Buzzo
If early retirement occurred at Dec. 31, 2008	$—	$65,586	$56,999	(1,5)	$18,255		$140,840
If retirement occurred at Dec. 31, 2008	—	65,586	67,475	(2,5)	18,255		151,316
If termination for cause occurred at Dec. 31, 2008	—	65,586	—		18,255		83,841
If termination without cause occurred at Dec. 31, 2008	556,892	65,586	56,999	(1,5)	18,255		697,732
If “change in control” termination occurred at Dec. 31, 2008	651,222	65,586	537,217	(4)	18,255		1,272,280
If disability occurred at Dec. 31, 2008	732,668	65,586	56,999	(1,5)	18,255		873,508
If death occurred at Dec. 31, 2008(3)	—	65,586	56,999	(1,5)	500,000	(4)	622,585
E. Stephen Lilly
If early retirement occurred at Dec. 31, 2008	$—	$66,633	$27,128	(1,5)	$1,812		$95,573
If retirement occurred at Dec. 31, 2008	—	66,633	75,903	(2,5)	1,812		144,348
If termination for cause occurred at Dec. 31, 2008	—	66,633	—		1,812		68,445
If termination without cause occurred at Dec. 31, 2008	599,892	66,633	27,128	(1,5)	1,812		695,465
If “change in control” termination occurred at Dec. 31, 2008	702,650	66,633	139,415	(4)	1,812		910,510
If disability occurred at Dec. 31, 2008	1,668,803	66,633	27,128	(1,5)	1,812		1,764,376
If death occurred at Dec. 31, 2008(3)	—	66,633	27,128	(1,5)	588,000	(4)	681,761
Gary R. Mills
If early retirement occurred at Dec. 31, 2008	$—	$52,890	$19,174	(1,5)	$3,987		$76,051
If retirement occurred at Dec. 31, 2008	—	52,890	80,000	(2,5)	3,987		136,877
If termination for cause occurred at Dec. 31, 2008	—	52,890	—		3,987		56,877
If termination without cause occurred at Dec. 31, 2008	265,435	52,890	19,174	(1,5)	3,987		341,486
If “change in control” termination occurred at Dec. 31, 2008	344,000	52,890	56,672	(4)	3,987		457,549
If disability occurred at Dec. 31, 2008	2,745,186	52,890	19,174	(1,5)	3,987		2,821,237
If death occurred at Dec. 31, 2008(3)	—	52,890	19,174	(1,5)	430,000	(4)	502,064

(1)	Annual payment deferred to age 60.

(2)	Annual payment; presumed to be 62 on Dec. 31, 2008.

(3)	Payment to beneficiary upon death of NEO.

(4)	Presumes lump sum payout.

(5)	Represents an annuity payable over the life of the NEO at a reduced amount beginning at age 60, at larger amount beginning at age 62 or for 10 years certain to a named beneficiary in event of death.

(6)	Other than the life insurance proceeds payable upon death, presumed at Dec. 31, 2008, the other amounts listed under “Executive Life Ins” represent Cash Surrender Value.

DIRECTOR COMPENSATION

The Corporation uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Corporation’s Board of Directors. In setting director compensation, the Corporation considers the significant amount of time that directors expend in fulfilling their duties to the Corporation, as well as the skill level required by the Corporation of its Board members.

Cash Compensation Paid to Board Members

During 2008, non-employee members of the Board of Directors received a retainer fee of $700 per month. Audit Committee members received a retainer fee of $1,500 per quarter ($2,000 for Chairman). Members of the Corporation’s Executive Committee also receive a fee of $250 per meeting unless held in conjunction with monthly board meetings, in which case no committee fee is paid. Members of the Governance and Nominating Committee receive a fee of $200 per meeting. Members of the Compensation and Retirement Committee receive a fee of $250 per meeting unless held in conjunction with monthly board meetings, in which case no committee fee is paid. Directors of the Corporation may also be reimbursed for travel or other expenses incurred for attendance at Board or committee meetings. Directors who are employees of the Corporation receive no compensation for service on the Board or its committees.

Stock Option Program for Board Members

In addition, non-employee directors of the Corporation are eligible to participate in the 2001 Directors’ Stock Option Plan (the “Directors’ Option Plan”). The Directors’ Option Plan was implemented to facilitate and encourage investment in the Corporation’s future growth and continued success. A grant of 6,050 shares was made to Rich Johnson under the Director’s Option Plan in fiscal 2008. In fiscal 2001, non-employee directors were granted options to purchase a total of 45,000 shares of Common Stock. Considering 10% stock dividends distributed in both 2002 and 2003, as well as certain option exercises, the outstanding options exercisable at December 31, 2008 by non-employee directors were 24,200 shares. The exercise price of each option is the market value of a share of Common Stock on the date of grant adjusted for the aforementioned stock dividends. The options are fully vested and must be exercised within 10 years of grant or two years following the director’s retirement, whichever occurs first.

Directors’ Supplemental Retirement Plan

In 2001, the Corporation established a Directors’ Supplemental Retirement Plan for its non-employee directors. In 2003, as part of its acquisition of the Commonwealth Bank (“Commonwealth”), the Corporation assumed responsibility for administration of a similar plan for the benefit of Director Hall and other former directors and officers of Commonwealth. These plans provide for a benefit upon retirement from service on the Board at specified ages depending upon length of service. Benefits under the Supplemental Retirement Plan become payable at age 70, 75 and 78 depending upon the individual director’s age and original date of election to the Board. Benefits payable under these Supplemental Retirement Plans vary based on the age of the director at the date of implementation of the plan. Both plans were amended in 2008 to comply with IRC Section 409(A).

In connection with these Plans, the Corporation has also entered into Life Insurance Endorsement Method Split Dollar Agreements (the “Agreements”) with certain directors covered under the Plan. Under the Agreements, the Corporation shares 80% of death benefits (after recovery of cash surrender value) with the designated beneficiaries of the directors under life insurance contracts referenced in the Supplemental Retirement Plan. The Corporation as owner of the policies retains a 20% interest in life proceeds and a 100% interest in the cash surrender value of the policies.

The Plans also contain provisions for change of control, as defined, which allow the directors to retain benefits under the Plan in the event of a termination of service, other than for cause, during the twelve months prior to a change in control or anytime thereafter, unless the director voluntarily terminates his service within 90 days following the change in control.

Director Compensation Table

The following table summarizes non-employee director compensation for fiscal year 2008.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total

Franklin P. Hall	$27,850	$—	$—	$—	$6,515	$—	$34,365
Allen T. Hamner	21,050	—	—	—	11,390	—	32,440
Richard S. Johnson(1)	3,842	—	46,827	—	—	—	50,669
I. Norris Kantor	27,100	—	—	—	—	—	27,100
A. A. Modena	18,050	—	—	—	—	—	18,050
Robert E. Perkinson, Jr.	30,400	—	—	—	3,429	—	33,829
William P. Stafford	24,000	—	—	—	—	—	24,000
William P. Stafford, II	27,050	—	—	—	2,568	—	29,618

(1)	Mr. Johnson joined effective October 28, 2008.

2. RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

Dixon Hughes PLLC (“Dixon Hughes”) has served as independent registered public accounting firm for the fiscal years ended December 31, 2008, 2007 and 2006. During the three most recent fiscal years, Dixon Hughes has not been consulted by the Corporation on any of the matters referenced in Regulation S-K Item 304(a)(2)(i) or (ii). Stockholders are being asked to ratify the selection of Dixon Hughes as the independent registered public accounting firm of the Corporation and its subsidiaries for the fiscal year ending December 31, 2009.

Dixon Hughes has no relationship with the Corporation or its subsidiaries except in its capacity as proposed independent registered public accounting firm. In connection with its audit of the Corporation’s financial statements for the year ending December 31, 2009, Dixon Hughes will review the Corporation’s annual report to stockholders and its filings with the Commission.

The Audit Committee of the Board of Directors has recommended to the Board of Directors that Dixon Hughes be appointed as the independent registered public accounting firm for the year ending December 31, 2009. The Board of Directors has made that appointment and recommends that the stockholders ratify the selection of Dixon Hughes as independent registered public accounting firm for the ensuing year.

A representative of Dixon Hughes is expected to be present at the Annual Meeting to respond to stockholders’ questions and to make a statement if the representative so desires.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DIXON HUGHES AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

3. ADVISORY VOTE ON THE CORPORATION’S NAMED EXECUTIVE OFFICER COMPENSATION

The American Recovery and Reinvestment Act of 2009 (the “ARRA”) was signed into law on February 17, 2009, and imposes significant new requirements for and restrictions relating to the compensation arrangements of financial institutions that sold preferred securities to the U.S. Department of the Treasury. These new executive compensation compliance requirements will be effective for both new and existing TARP participants during the period that any obligation arising from financial assistance provided to the Corporation under the TARP remains outstanding pursuant to the TARP CPP, excluding any period in which the U.S. Department of the Treasury only holds warrants to purchase the common stock of the Corporation. The Corporation is a TARP participant because of its participation in the CPP, pursuant to which the Corporation issued preferred stock and warrants to purchase the Corporation’s common stock to the U.S. Department of the Treasury. See “Troubled Asset Relief Program and Capital Purchase Program” on page 17 of this Proxy Statement.

The ARRA requires, among other things, that all participants in the TARP permit a non-binding shareholder vote to approve the compensation of the Corporation’s executives, commonly referred to as “Say-on-Pay” proposal.

As set forth in the ARRA, this vote will not be binding on or overrule any decisions by the Corporation’s Board of Directors, will not create or imply any additional fiduciary duty on the part of the Board, and will not restrict or limit the ability of the Corporation’s stockholders to make proposals for inclusion in proxy materials related to executive compensation. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. The Board of Directors has determined that the best way to allow stockholders to vote on the Corporation’s executive pay programs and policies is through the following resolution:

RESOLVED, that the stockholders approve the compensation of the Corporation’s executives named in the Summary Compensation Table of the Corporation’s Proxy Statement for the 2009 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis and the tabular disclosure regarding named executive compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

Vote Required.  Approval of this proposal will require the affirmative vote of a majority of the Corporation’s Common Shares represented in person or by proxy at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE
STOCKHOLDERS VOTE FOR THE APPROVAL OF THE CORPORATION’S NAMED
EXECUTIVE OFFICER COMPENSATION.

OTHER MATTERS

All properly executed proxies received by the Corporation will be voted at the Annual Meeting in accordance with the specifications contained thereon. The Board of Directors knows of no other matter that may properly come before the Annual Meeting for action. However, if any other matter does properly come before the Annual Meeting, the persons named in the proxy materials enclosed will vote in accordance with their judgment upon such matter.

ANNUAL REPORTS

A copy of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 accompanies this Proxy Statement. Such report is not part of the proxy solicitation materials.

Upon receipt of a written request, the Corporation will furnish to any stockholder without charge a copy of the Corporation’s Annual Report on Form 10-K for fiscal year 2008 required to be filed under the Exchange Act. Such written requests should be directed to the Chief Financial Officer, First Community Bancshares, Inc., P. O. Box 989, One Community Place, Bluefield, Virginia 24605-0989.

2010 ANNUAL MEETING
STOCKHOLDERS’ PROPOSALS

If any stockholder intends to include a proposal in the Corporation’s proxy statement for the 2010 Annual Meeting, such proposal must be submitted to Robert L. Buzzo, Corporate Secretary, First Community Bancshares, Inc., P.O. Box 989, Bluefield, Virginia 24605-0989, and received by the Corporation at its principal executive offices on or before November   , 2009. Otherwise, such proposal will not be considered for inclusion in the Corporation’s Proxy Statement for such meeting. In order to be considered for possible action by stockholders at the 2010 Annual Meeting of Stockholders, stockholder proposals not included in the Corporation’s proxy statement must be submitted to Robert L. Buzzo, Corporate Secretary, at the address set forth above, no later than February   , 2010. If notice is not provided by February   , 2010, the persons named in the Corporation’s proxy for the 2010 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been addressed in the proxy statement for the 2010 Annual Meeting.

You are urged to properly complete, execute and return the enclosed form of proxy or vote via the Internet or toll free number provided elsewhere in the proxy material.

By Order of the Board of Directors

Robert L. Buzzo,
Secretary to the Board

March   , 2009

APPENDIX A
AUDIT COMMITTEE CHARTER

The Board of Directors of First Community Bancshares, Inc. (the “Company”) has constituted and established an Audit Committee (the “Committee”) with authority, responsibility, and specific duties as described in this Audit Committee Charter.

This Charter is intended as a component of the flexible governance framework within which the Board, assisted by its committees, directs the affairs of the Company. While it should be interpreted in the context of all applicable laws, regulations and listing requirements, as well as in the context of the Company’s Articles of Incorporation and Bylaws, it is not intended to establish by its own force any legally binding obligations.

A.	MISSION

The Committee is appointed by the Board to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. In that regard, the Committee shall represent and assist the Board of Directors with its oversight responsibility relating to: (a) the integrity of the Company’s financial statements and financial reporting process, and the Company’s systems of internal accounting and financial controls, (b) the Company’s compliance with legal and regulatory requirements including the Company’s disclosure controls and procedures, (c) the independent auditor’s qualifications, independence and performance, and (d) the performance of the Company’s internal audit function.

The Committee’s role is one of oversight. The Corporation’s management is responsible for preparing the Corporation’s financial statements and the independent auditors are responsible for auditing those financial statements.

The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

The Committee has the power to obtain the advice and assistance, as appropriate, of independent counsel and other advisors as necessary to fulfill the responsibilities of the Committee and receive appropriate funding from the Company, as determined by the Committee, for the payment of compensation to any such advisors. The Committee shall the sole authority to retain, compensate, direct, oversee and terminate counsel, independent auditors and other advisors hired to assist the Committee, who shall be accountable ultimately to the Committee.

B.	COMPOSITION

The Committee shall consist of three or more directors, each of whom shall meet the independence and experience requirements of NASDAQ Marketplace Rules and the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

Each director shall be free from any relationship that, in the opinion of the Board of Directors, as evidenced by its annual selection of such Committee members, would interfere with the exercise of independent judgment as a Committee member. Each Committee member shall be able to read and understand financial statements (including the Company’s balance sheet, income statement, and cash flow statement and notes thereto). No member of the Committee shall have participated in the preparation of the financial statements of the Company in the past three years. At least one member of the Committee shall in the judgment of the Board be an “audit committee financial expert” in accordance with the rules and regulations of the Commission. However, one director who does not meet the NASDAQ definition of independence, but who meets the criteria set forth in Section 10A (m) (3) under the Exchange Act and the rules there under, and who is not a current officer or employee or a family member of such person, may serve for no more than two years on the Committee if the Board, under exceptional and limited circumstances, determines that such individual’s membership is required by the best interests of the Company and its shareholders. Such person must satisfy the independence requirements set forth in Section 10A (m) (3) of the Exchange Act, and may not chair the Committee. The use of this “exceptional and limited circumstances” provision, as well as the nature of the individual’s relationship to the Company and the basis for the Board’s determination, shall be disclosed in the annual proxy statement.

In addition, if a Committee member ceases to be independent for reasons outside the member’s reasonable control, his or her membership on the Committee may continue until the earlier of the Company’s next annual shareholders’ meeting or one year from the occurrence of the event that caused the failure to qualify as independent. If the Company is not already relying on this provision, and falls out of compliance with the requirements regarding Committee composition due to a single vacancy on the Committee, then the Company will have until the earlier of the next annual shareholders’ meeting or one year from the occurrence of the event that caused the failure to comply with this requirement. The Company shall provide notice to NASDAQ immediately upon learning of the event or circumstance that caused the non-compliance, if it expects to rely on either of these provisions for a cure period.

The members of the Committee and the Committee Chairman shall be appointed by, and may be removed by, the Board.

C.	PRINCIPAL FUNCTIONS

The Committee shall have access to all records of the Company and shall have such powers as are appropriate to fulfill its purpose. The Committee shall perform the following functions:

(1) Understand the accounting policies used by the Company for financial reporting and tax purposes and approve their application; it shall also consider any significant changes in accounting policies that are proposed by management or required by regulatory or professional authorities.

(2) Review and discuss with management and the independent auditors the Company’s audited financial statements and related footnotes and the “Management’s Discussion and Analysis” portion of the annual report on Form 10-K prior to the filing of such report, and recommend to the Board of Directors whether such financial statements shall be included in the Company’s annual report on Form 10-K, based upon the Committee’s review and discussions with its independent registered public accounting firm.

(3) Review and discuss with management and the independent auditors the Company’s unaudited financial statements and related footnotes and the “Management Discussion and Analysis” portion of the Company’s Form 10-Q for each interim quarter and ensure that the independent registered public accounting firm also reviews the Company’s interim financial statements before the Company files its quarterly report on Form 10-Q with the Commission.

(4) As deemed necessary, study the format and timeliness of financial reports presented to the public or used internally and, when indicated, recommend changes for appropriate consideration by management.

(5) Meet with the Company’s legal counsel to review legal matters that may have a significant impact on the Company or its financial reports.

(6) Work to ensure that management has been diligent and prudent in establishing accounting provisions for probable losses or doubtful values and in making appropriate disclosures of significant financial conditions or events.

(7) Review press releases submitted by management in connection with the release of quarterly, annual, or other financial statements.

(8) Conduct an annual performance evaluation of the Committee and review and reassess the adequacy of this Charter annually, or as needed.

(9) Discuss with management and the independent registered public accounting firm the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

(10) Review earnings press releases, as well as Company policies with respect to earnings press releases, and financial information (including non-GAAP financial measures) provided to analysts and rating agencies.

Independent Registered Public Accountants:

(11) Be solely and directly responsible for the appointment and approval, compensation and oversight of the audit work of an independent registered public accounting firm employed for the purposes of preparing or issuing an audit report with respect to the Company; such independent registered public accounting firm shall be duly registered with the Public Accounting Oversight Board; and such independent registered public accounting firm shall be instructed to report directly to the Committee.

(12) Review and approve the terms of the independent registered public accounting firm’s retention, engagement and scope of the annual audit, and pre-approve any audit-related and permitted non-audit services (including the fees and terms thereof) to be performed by the independent registered public accounting firm.

(13) To the extent required by applicable regulations, disclose in periodic reports filed by the Company approval by the Committee of allowable non-audit services to be performed for the Company by the independent registered public accounting firm performing the Company’s audit.

(14) Delegate to one or more members of the Committee the authority to grant pre-approvals for auditing and allowable non-auditing services, for which the decision shall be presented to the full Committee at its next scheduled meeting for ratification.

(15) Receive a timely report from its independent registered public accounting firm performing the audit of the Company, which details: (1) all critical accounting policies and practices to be used in the audit; (2) all alternate treatment of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosure and the treatment preferred by the independent registered public accounting firm; and (3) other material written communications between the independent registered public accounting firm and the management of the Company, including, but not limited to, any reports on internal controls and adjusted or unadjusted differences.

(16) Receive written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discuss with the independent registered public accounting firm the independent accountant’s independence.

(17) Discuss with the independent registered public accounting firm the matters required to be discussed by SAS 61 (Communication with Audit Committees), and SAS 90 (Audit Committee Communications).

(18) Submit to the Chief Financial Officer of the Company both an annual budget and invoices to fund appropriate compensation of the independent registered public accounting firm employed by the Company for the purpose of rendering or issuing an audit report and for compensation of others employed by the Committee.

(19) Obtain from the independent public accounting firm, at least annually, a formal written statement delineating all relationships between the independent registered public accounting firm and the Company, and at least annually discuss with the independent registered public accounting firm any relationship or services which may impact the independent registered public accounting firm’s objectivity or independence, and take appropriate actions to ensure such independence.

(20) At least annually, receive and review a report by the independent registered public accounting firm describing the independent registered public accounting firm’s internal quality-control procedures and any materials issues raised by the most recent internal quality-control review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

(21) At least annually, consider whether, in addition to assuring the regular rotation of the lead audit partner as required by law, in the interest of assuring continuing independence of the independent registered public accounting firm, the Company should consider rotation of its independent registered public accounting firm, if deemed necessary.

(22) Establish policies for the hiring of employees and former employees of the independent registered public accounting firm.

Internal Audit Function:

(23) Cause to be maintained an appropriate internal audit program covering the Company and each of its subsidiaries by designated internal auditors who report to the Committee.

(24) Be directly responsible for the appointment and approval, compensation and oversight of the audit work of the designated internal auditors employed for the purpose of performing the internal audit program.

(25) Review and approve the internal audit program plan, risk assessment, and budget, which may be established for any Subsidiary, which the designated internal auditors along with the Director of Risk Management shall report at least annually to the Committee regarding the staffing plans, financial budget, audit schedules and the adequacy thereof.

(26) Make the determination in regard to the selection of and/or dismissal of the designated internal auditors.

(27) Review the scope and coordination efforts of the joint internal/external audit program with both the designated internal auditors and the independent registered public accounting firm.

(28) Review reports of any material deficiencies and other reportable incidents relating to the financial statements or financial reporting of each Subsidiary and supervise and direct any special projects or investigations considered necessary by the Committee.

(29) Review reports of the designated internal auditors, risk management (as deemed appropriate by the Committee) and examinations made by regulatory agencies and management’s responses to them, evaluate the reports in regard to control and/or compliance implications and determine whether appropriate corrective action has been implemented.

(30) Establish and oversee procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company’s accounting, internal controls and auditing matters, as well as for the confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.

Regulatory Compliance:

(31) Discuss with management and the independent registered public accountants the Company’s compliance with the laws and regulations applicable to the SEC, PCAOB, FASB and IRS that pertain to financial reporting, disclosure and taxation.

(32) The regulatory compliance program covering the Subsidiary is the responsibility of the Subsidiary’s Compliance Committee of which its Board-appointed Chairman reports directly to the Company’s Board of Directors.

(33) Review the internal audit reports and other issues reported by the Director of Risk Management or the designated internal auditors covering the scope and adequacy of an audit of the Subsidiary’s overall compliance management program and the independent testing requirements of the Bank Secrecy Act as defined in the Federal Financial Institutions Examination Council’s (FFIEC) BSA/AML Examination Manual.

(34) To the extent applicable, receive reports on a Subsidiary’s compliance with Section 112 of the Federal Deposit Insurance Corporation Improvement Act and review the basis for the reports issued under the rule with management, the designated internal auditors and the independent registered public accounting firm.

(35) Obtain from the independent registered public accounting firm assurance that Section 10A (b) of the Exchange Act has not been implicated.

(36) Approve related party transactions, as determined necessary.

Internal Control:

(37) Review periodically the scope and implications of the Company’s internal financial procedures and consider their adequacy.

(38) Review management’s annual report on the Company’s internal control framework and any related findings or deficiencies and the independent registered public accounting firm’s attestation of the report prior to filing of the Company’s Form 10-K.

(39) Maintain direct access to the staff of the Company and its subsidiaries. If useful, require that studies be initiated on subjects of special interest to the Committee.

(40) Review the comments on internal control submitted by the designated internal auditor and the independent registered public accounting firm to ensure that the appropriate suggestions for improvement are promptly considered for inclusion into the Company’s internal financial procedure and review the adequacy of disclosures about changes in internal control over financial reporting.

Regulatory Examiners:

(41) Meet with representatives of the applicable regulatory examiners of the institution and discuss matters relating to their review and supervision of the organization.

(42) Ensure management has taken appropriate corrective action regarding any significant regulatory matters reported by the examiners.

Special Duties:

(43) Make special studies of matters related to the financial operations of the Company or its Subsidiaries or to allegations of managerial misconduct by its executives.

D.	MEETINGS

Meetings of the Committee will be held at least quarterly and at such other times as shall be required by the Chairman of the Committee, or by a majority of the members of the Committee. All meetings of the Committee shall be held pursuant to the Bylaws of the Company with regard to notice and waiver thereof. Written minutes pertaining to each meeting shall be filed with the Enterprise Risk Management Administrative Assistant and an oral report shall be presented by the Committee at each Board meeting. The Committee will hold executive sessions with management, the designated internal auditors, the independent registered public accountants, or just among the Committee members as determined necessary.

At the invitation of the Chairman of the Committee, the meetings shall be attended by the Chief Executive Officer, the Chief Financial Officer, the representatives of the independent registered public accounting firm, and such other persons whose attendance is appropriate to the matters under consideration.

Amended and Approved on February 24, 2009,
By the Board of Directors of First Community Bancshares, Inc.

PROXY
FIRST COMMUNITY BANCSHARES, INC.
ONE COMMUNITY PLACE
BLUEFIELD, VIRGINIA 24605
ANNUAL MEETING OF STOCKHOLDERS
This Proxy is Solicited on Behalf of The Board of Directors

     The undersigned hereby constitutes and appoints Steven G. Layfield and Jeffery L. Farmer, or either of them, attorney and proxy with full power of substitution, to represent the undersigned at the Annual Meeting of the Stockholders of First Community Bancshares, Inc. to be held on Tuesday, April 28, 2009, at Fincastle Country Club, 1000 Country Club Drive, Bluefield, Virginia at 11:30 A.M., local time, and any adjournments thereof, with all power then possessed by the undersigned, and to vote, at that meeting or any adjournment thereof, all shares which the undersigned would be entitled to vote if personally present.

IMPORTANT NOTICE

The proxy materials for the 2009 Annual Meeting of Stockholders, including the Proxy Statement and the 2008 Annual Report, are available at http://bnymellon.mobular.net/bnymellon/fcbc.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, IF AUTHORITY IS NOT WITHHELD OR IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 and 4 BELOW.	Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

1. The Election of 3 directors - Class of 2012.

01 I. Norris Kantor
02 A. A. Modena			FOR
03 William P. Stafford, II	FOR	WITHHOLD	All Except
	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		FOR	AGAINST	ABSTAIN
2.	The ratification of Dixon Hughes PLLC as independent registered public accountants.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	To approve, on a non-binding advisory basis, the Corporation’s named executive officer compensation.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4.	To transact such other business as may properly come before the meeting or any adjournment thereof.	☐	☐	☐

	Please check if you plan to attend the Stockholders’ Meeting on April 28, 2009.		☐

Signature	Signature	Date	, 2009

YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED. Please sign your name(s) exactly as shown imprinted hereon. If more than one name appears as part of the registration name, all names must sign. If acting as executor, trustee or other fiduciary capacity, please sign as such.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING;
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/FCBC		TELEPHONE 1-866-540-5760
OR
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.